Exhibit 99.1

For Immediate Release

Contact:   shareholder relations
   951-271-4232
   shareholderinfo@vineyardbank.com

VINEYARD NATIONAL BANCORP CLOSES OFFERING OF 2,300,000 SHARES OF 7.50% SERIES D PREFERRED STOCK

Corona, California (June 27, 2007) -- Vineyard National Bancorp (NASDAQ: VNBC) (“the company”) announced today the closing, on June 26, 2007, of the offering of 2,300,000 shares of the company’s 7.50% Series D Noncumulative Preferred Stock, with a $10.00 liquidation preference per share.  The dividend on each Series D preferred share will accrue at a fixed rate of 7.50% per annum.   If declared by the board of directors, dividends will be payable quarterly on the Series D preferred shares, commencing on September 15, 2007, on a noncumulative basis.  The Series D preferred shares may be redeemed for cash at their $10.00 liquidation preference, in whole or in part, at any time on or after June 25, 2012.  The Series D preferred shares are not convertible into or exchangeable for any other property or securities of the company.

The net proceeds of the offering are estimated to be approximately $22 million.  The company has applied to list the Series D Preferred Stock on the American Stock Exchange under the symbol “VXC.prD.”  The company expects the Series D preferred shares to begin trading on the American Stock Exchange within 30 days. RBC Capital Markets acted as the sole underwriter for the offering.

“We intend to use the net proceeds from the sale of the Series D preferred shares for working capital and for general corporate purposes,” said Norman Morales, president and chief executive officer.  “We felt this offering of preferred stock was the most efficient way to raise tier 1 capital, given the current market conditions relative to the company's common stock valuation and the requisite coupon rate for the preferred.  We believe that, with this capital offering now complete, and together with the capital formation rate of the company, the company's capital ratios will accrete to its targeted levels by the end of this operating year.”

About Vineyard National Bancorp

The company is a $2.4 billion financial holding company headquartered in Corona, Calif., and the parent company of Vineyard Bank, N.A. (“Vineyard”), also headquartered in Corona. Vineyard operates through 16 full-service banking centers and five corporate production offices in the counties of Los Angeles, Marin, Monterey, Orange, Riverside, San Bernardino, San Diego, Santa Clara and Ventura, Calif. The company’s common stock is traded on the NASDAQ Global Market System under the symbol "VNBC." For additional information on the company visit www.vnbcstock.com or for additional information on Vineyard and to access internet banking, please visit www.vineyardbank.com.

This press release may contain forward-looking statements as referenced in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are inherently unreliable and actual results may vary.  Factors which could cause actual results to differ from these forward-looking statements include changes in the competitive marketplace, changes in the interest rate environment, economic conditions, outcome of pending litigation, risks associated with credit quality and other factors discussed in the company’s filings with the Securities and Exchange Commission.  The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.